Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Revolution Medicines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock, $0.0001 par value per share	457(c) and (f)(1)	61,055,969(1)	N/A	$136,154,810.87(2)	0.00011020	$15,004.27

	Equity	Common Stock underlying warrants	457(c) and (f)(1)	19,733,290 (3)	N/A	$227,954,032.76(4)	0.00011020	$25,120.54

	Other	Warrants to purchase common stock	—	19,733,290	N/A	—	—	—

	Total Offering Amounts					$364,108,843.63		$40,124.81

	Total Fees Previously Paid							$29,313.01

	Total Fee Offsets							—

	Net Fee Due							$10,811.80

(1)

Relates to common stock, $0.0001 par value per share, of Revolution Medicines, Inc., a Delaware corporation (“Revolution Medicines”), issuable to holders of common stock, $0.0001 par value per share, of EQRx, Inc., a Delaware corporation (“EQRx”), in the proposed merger of Equinox Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Revolution Medicines, with and into EQRx, with EQRx surviving such merger as a direct, wholly owned subsidiary of Revolution Medicines (the “First Merger”) and, as part of the same overall transaction, promptly after the First Merger, the surviving corporation of the First Merger will merge with and into Equinox Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Revolution Medicines (“Merger Sub II”), with Merger Sub II surviving such merger (together with the First Merger, the “Mergers”). The amount of Revolution Medicines common stock to be registered includes an estimated maximum number of shares of Revolution Medicines common stock that are expected to be issued (or reserved for issuance) pursuant to the Mergers.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(f) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Revolution Medicines common stock was calculated based upon the market value of shares of EQRx common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) and is equal to $2.23, the average of the high and low prices per share of EQRx common stock on the Nasdaq Global Market on September 25, 2023, multiplied by the estimated maximum number of shares of Revolution Medicines common stock that are expected to be issued (or reserved for issuance) pursuant to the Mergers.

(3)	Represents shares of EQRx common stock underlying warrants to purchase EQRx common stock that would become warrants to purchase Revolution Medicines common stock.
(4)

Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, calculated based on (a) the sum of (i) the average of the high and low prices for the warrants listed on the Nasdaq Global Market as of September 25, 2023, which was $0.05, and (ii) $11.50, the exercise price of the warrants, (b) multiplied by the number of shares underlying the warrants, and the registration fee with respect to the warrants has been allocated to the underlying shares of common stock and those shares are included in the registration fee.